Exhibit 32.2

CERTIFICATION

                      Pursuant to 18 U.S.C. § 1350, the undersigned officer of Alcan Inc. (the "Company"), hereby certifies, to such officer's knowledge, that the Company's Annual Report on Form 10-K for the year ended 31 December 2005 (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: 8 March 2006                                                           /s/ Michael Hanley

                                                                                        Michael Hanley

Executive Vice President and

Chief Financial Officer

The foregoing certification is being furnished solely pursuant to § 1350 and is not being filed as part of the Annual Report on Form 10-K or as a separate disclosure document.